Exhibit 99.1

LINN ENERGY ANNOUNCES FOURTH QUARTER AND
FULL-YEAR 2014 RESULTS AND 2015 OUTLOOK
HOUSTON, February 19, 2015 - LINN Energy, LLC (NASDAQ: LINE) (“LINN” or the “Company”) and LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today financial and operating results for the fourth quarter and year ended December 31, 2014, and outlook for 2015.
LINN Energy reported the following fourth quarter and full-year 2014 results:

•
Increased average daily production 53 percent to 1,358 MMcfe/d for the fourth quarter 2014, compared to 889 MMcfe/d for the fourth quarter 2013; and 47 percent to 1,210 MMcfe/d for the full-year 2014, compared to 822 MMcfe/d for 2013;

•
Increased oil, natural gas and NGL sales 31 percent to approximately $766 million for the fourth quarter 2014, compared to $585 million for the fourth quarter 2013; and 74 percent to approximately $3.6 billion for the full-year 2014, compared to $2.1 billion for 2013;

•
Distributions paid to unitholders of approximately $241 million for the fourth quarter 2014 (based on an annualized distribution of $2.90 per unit), compared to $171 million for the fourth quarter 2013; and approximately $962 million for the full-year 2014, compared to $682 million for 2013;

•
Shortfall of net cash of approximately $93 million for the fourth quarter 2014 (based on an annualized distribution of $2.90 per unit), compared to an excess of net cash of $32 million for the fourth quarter 2013; and an excess of net cash of approximately $24 million for the full-year 2014, compared to a shortfall of net cash of approximately $5 million for 2013 (see Schedule 1, footnote 7); and

•
Net loss of approximately $155 million, or $0.47 per unit, for the fourth quarter 2014, which includes non-cash impairment charges of approximately $1.7 billion, or $5.16 per unit, and non-cash gains related to changes in fair value of unsettled commodity derivatives of approximately $1.2 billion, or $3.70 per unit. For the full-year 2014, the Company reported a net loss of approximately $452 million, or $1.40 per unit, which includes non-cash impairment charges of approximately $2.3 billion, or $7.00 per unit, and non-cash gains related to changes in fair value of unsettled commodity derivatives of approximately $1 billion, or $3.13 per unit.

The Company highlighted the following significant 2014 accomplishments:

•
Completed two asset trades through which LINN received mature, long-life primarily natural gas assets in the Hugoton Basin and oil assets in the San Joaquin Valley Basin, in exchange for acreage prospective for horizontal Wolfcamp development and higher decline production in the Permian Basin;

•
Acquired approximately $2.4 billion of mature, long-life primarily natural gas assets, including diversified properties in five U.S. producing basins for approximately $2.1 billion, and properties in the Hugoton Basin for approximately $328 million;

•
Sold approximately $2.2 billion of higher capital intensity assets, including LINN’s entire position in the Granite Wash and Cleveland plays for approximately $1.8 billion, and certain oil and natural gas properties in the Permian Basin for approximately $351 million;

•	Completed tax-efficient reverse 1031 like-kind exchanges involving the acquired and sold properties described above;

•	Increased proved reserves approximately 14 percent to 7.3 Tcfe at December 31, 2014, compared to 6.4 Tcfe at December 31, 2013;

•	Extended the Company’s average proved reserve-life index to approximately 17 years and reduced the overall base decline rate to approximately 15 percent;

•
Announced the signing of a non-binding letter of intent with GSO Capital Partners LP, the credit platform of The Blackstone Group L.P., to fund up to $500 million of oil and natural gas development with 5-year availability (“DrillCo”);

•	Extended maturity on credit facilities and term loan to April 2019; and

•	Completed $1.1 billion offering of 6.50 percent senior notes to reduce borrowings under LINN’s revolving credit facility and improve liquidity to approximately $2.2 billion as of December 31, 2014.
In addition, LINN revised its 2015 oil and natural gas capital budget to approximately $520 million from the prior level of $730 million and expects to fund these capital expenditures, along with the distribution, from internally generated cash flow.

“Our strategic actions last year enabled LINN to enter 2015 with significant operational and financial flexibility to manage our business during this challenging commodity price cycle,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “Through acquisitions, divestitures and trades, we transitioned our portfolio toward a more mature asset base with steady, long-life production. This asset shift improved LINN’s resilience in the current low commodity price environment and has allowed us to set a new oil and natural gas capital budget for 2015 that is approximately 65 percent lower than the amount spent in 2014 with only a minimal expected impact to annual production volumes. During 2014, we also renewed our credit facilities for a 5-year term and completed a 6.50 percent senior notes offering which strengthened our balance sheet and enhanced our liquidity position to approximately $2.2 billion as of year-end.”
“We are fortunate to have a very stable asset base that provides the enviable option to reduce capital spending and focus only on projects that generate an acceptable rate of return, while we target living within cash flow,” Mr. Ellis continued. “We are also working to finalize the DrillCo agreement with GSO Capital Partners which we expect would allow us to develop assets without increasing our capital intensity and should improve our ability to live within cash flow over the long term. In addition, we remain excited about the potential to form another private capital partnership but focused on acquisition funding. We anticipate a number of attractive assets may come to market in the current environment and we want to position the Company to take advantage of such opportunities.”
Revised 2015 Oil and Natural Gas Capital Budget and Guidance Overview
LINN has further revised its 2015 oil and natural gas capital budget to approximately $520 million, which is approximately 29 percent lower than the previously announced level of $730 million and approximately 65 percent lower than the amount spent in 2014. After a significant reduction in capital expenditures, LINN expects only a modest decline in production during the year as a result of the stable character of its asset base. The Company also plans to spend approximately $80 million on plant, pipeline and other projects during the year.
LINN expects to fully fund its 2015 oil and natural gas capital expenditures of approximately $520 million, along with the distribution of approximately $417 million, from internally generated cash flow. Assuming the targeted cost savings described below, the Company expects to live within cash flow for the year while funding its entire $600 million capital budget.
Summary 2015 guidance estimates include:

•	Average annual production of 1,090 - 1,200 MMcfe/d

◦	54 percent natural gas;

◦	33 percent oil;

◦	13 percent NGL;

◦	Excludes volumes associated with potential ethane rejection of approximately 48 MMcfe/d;

•	Natural gas production hedged approximately 100 percent, net of expected natural gas consumption related to LINN’s operations in California;

•	Oil production hedged approximately 70 percent;

•	Unhedged NYMEX Henry Hub natural gas price of approximately $2.77 per MMBtu;

•	Unhedged NYMEX WTI oil price of approximately $55.06 per Bbl;

•	NGL realization of 39% of crude oil price, or approximately $21.37 per Bbl;

•	Annualized distribution of $1.25 per unit;

•	Targeting five percent reduction in lease operating expenses (not considered in guidance);

•	Targeting 10 - 15 percent reduction in capital costs (not considered in guidance); and

•	Does not include any positive impact from acquisitions or DrillCo.
The revised 2015 capital budget focuses on a well-diversified mix of development and optimization projects, including steam flood development and enhancement in California, as well as efficient optimization, workover and recompletion opportunities across the Company’s portfolio. LINN has significant operational flexibility to deploy incremental development capital if commodity prices recover to attractive levels.
Updated operational and financial guidance is provided in the supplemental information posted at www.linnenergy.com.

Hedging Update
The Company is hedged approximately 100 percent on expected natural gas production in 2015, 2016 and 2017, net of expected natural gas consumption related to its heavy oil operations in California. For expected oil production, LINN is hedged approximately 70 percent in 2015 and approximately 65 percent in 2016. The Company has hedged natural gas differentials in certain producing regions but has not hedged any of its exposure to oil differentials. Currently, the Company does not directly hedge NGL production. As of December 31, 2014, LINN’s hedge book had an estimated net positive mark-to-market value of approximately $1.9 billion.
Liquidity Update
As of year-end 2014, LINN had liquidity of approximately $2.2 billion and was drawn approximately 45 percent under its revolving credit facility. In December 2014, LINN and its wholly owned subsidiary Berry Petroleum Company, LLC (“Berry”) received unanimous approval from a combined total of 45 lenders to increase LINN’s borrowing base to $4.5 billion and reaffirm Berry’s borrowing base at $1.4 billion. The maximum credit amount under LINN’s credit facility is $4.0 billion and the commitment amount under Berry’s credit facility is $1.2 billion. The maturity date for the LINN and Berry credit facilities, along with LINN’s outstanding $500 million term loan, is April 2019. In addition, LINN and Berry have senior note maturities ranging from 2019 through 2022. The next scheduled borrowing base redetermination date is April 2015.
Fourth Quarter 2014 Results
Production increased 53 percent to 1,358 MMcfe/d for the fourth quarter 2014, compared to 889 MMcfe/d for the fourth quarter 2013. This increase is primarily attributable to acquisitions as well as results from the Company’s capital program. Total revenues and other were approximately $2.2 billion for the fourth quarter 2014, compared to $629 million for the fourth quarter 2013, which includes gains and (losses) related to non-cash changes in fair value of unsettled commodity derivatives of approximately $1.2 billion and $(44) million, respectively.
Lease operating expenses for the fourth quarter 2014 were approximately $235 million, or $1.88 per Mcfe, compared to $113 million, or $1.38 per Mcfe, for the fourth quarter 2013. The increase in lease operating expenses was primarily related to a shift in asset mix as a result of acquiring higher margin oil properties through the Berry transaction. Transportation expenses for the fourth quarter 2014 were approximately $63 million, or $0.51 per Mcfe, compared to $36 million, or $0.44 per Mcfe, for the fourth quarter 2013. Taxes, other than income taxes, for the fourth quarter 2014 were approximately $66 million, or $0.53 per Mcfe, compared to $30 million, or $0.37 per Mcfe, for the fourth quarter 2013. General and administrative expenses for the fourth quarter 2014 were approximately $72 million, or $0.57 per Mcfe, compared to $86 million, or $1.05 per Mcfe, for the fourth quarter 2013, which includes approximately $8 million and $12 million, respectively, of non-cash unit-based compensation expenses. Depreciation, depletion and amortization expenses for the fourth quarter 2014 were approximately $241 million, or $1.93 per Mcfe, compared to $224 million, or $2.74 per Mcfe, for the fourth quarter 2013.
For the fourth quarter 2014, the Company reported a net loss of approximately $155 million, or $0.47 per unit, which includes non-cash impairment charges of approximately $1.7 billion, or $5.16 per unit, and non-cash gains related to changes in fair value of unsettled commodity derivatives of approximately $1.2 billion, or $3.70 per unit. For the fourth quarter 2013, the Company reported a net loss of approximately $785 million, or $3.15 per unit, which includes non-cash impairment charges of approximately $790 million, or $3.16 per unit, and non-cash losses related to changes in fair value of unsettled commodity derivatives of approximately $44 million, or $0.18 per unit.
The non-cash impairment charges for the fourth quarter 2014 were associated with proved oil and natural gas properties. This impairment was due to a steep decline in commodity prices.
Full-Year 2014 Results
Production increased 47 percent to 1,210 MMcfe/d for the year ended December 31, 2014, compared to 822 MMcfe/d for the year ended December 31, 2013. This increase is primarily attributable to acquisitions as well as results from the Company’s capital program. Total revenues and other were approximately $5.0 billion for the year ended December 31, 2014, compared to

$2.3 billion for the year ended December 31, 2013, which includes gains and (losses) related to non-cash changes in fair value of unsettled commodity derivatives of approximately $1.0 billion and $(60) million, respectively.
Lease operating expenses for 2014 were approximately $805 million, or $1.82 per Mcfe, compared to $373 million, or $1.24 per Mcfe, for 2013. The increase in lease operating expenses was primarily related to a shift in asset mix as a result of acquiring higher margin oil properties through the Berry transaction. Transportation expenses for 2014 were approximately $207 million, or $0.47 per Mcfe, compared to $128 million, or $0.43 per Mcfe, for 2013. Taxes, other than income taxes, for 2014 were approximately $267 million, or $0.61 per Mcfe, compared to $139 million, or $0.46 per Mcfe, for 2013. General and administrative expenses for 2014 were approximately $293 million, or $0.66 per Mcfe, compared to $236 million, or $0.79 per Mcfe, for 2013, which includes approximately $45 million and $37 million, respectively, of non-cash unit-based compensation expenses. Depreciation, depletion and amortization expenses for 2014 were approximately $1.1 billion, or $2.43 per Mcfe, compared to $829 million, or $2.76 per Mcfe, for 2013.
For the year ended December 31, 2014, the Company reported a net loss of approximately $452 million, or $1.40 per unit, which includes non-cash impairment charges of approximately $2.3 billion, or $7.00 per unit, and non-cash gains related to changes in fair value of unsettled commodity derivatives of approximately $1.0 billion, or $3.13 per unit. The non-cash impairment charges for the year ended December 31, 2014, were primarily related to lower commodity prices at year-end as described above. For the year ended December 31, 2013, the Company reported a net loss of approximately $691 million, or $2.94 per unit, which includes non-cash impairment charges of approximately $828 million, or $3.49 per unit, and non-cash losses related to changes in fair value of unsettled commodity derivatives of approximately $60 million, or $0.25 per unit.
Supplemental information on the Company’s financial and operational results can be found under “Presentations” at www.linnenergy.com.
Reserves Update
As of December 31, 2014, the Company’s total proved reserves were estimated to be approximately 7.3 Tcfe, of which approximately 58 percent were natural gas, 28 percent were oil and 14 percent were NGL. Approximately 80 percent were classified as proved developed, with a total standardized measure of discounted future net cash flows of approximately $12.5 billion. The Company’s estimated reserves at year-end 2014 were based on the average first-day-of-the-month oil and natural gas prices for each month, which were $95.27 per Bbl and $4.35 per MMBtu, compared to $96.89 per Bbl and $3.67 per MMBtu, respectively, for 2013. Estimated proved reserves increased in 2014 primarily due to acquisitions completed during the year.
During 2014, LINN spent approximately $1.5 billion on its oil and natural gas capital program, drilling 918 gross wells and completing numerous workover and recompletion projects. Approximately a third of this capital was spent on assets the Company sold or traded in 2014. During the year, the Company spent approximately $820 million to convert 446 Bcfe of proved undeveloped reserves (“PUDs”) to proved developed status at a cost of $1.84 per Mcfe. Total reserve replacement for 2014 was 549 percent at a cost of approximately $2.09 per Mcfe.
Estimated proved reserves for the year ended December 31, 2014, included 318 Bcfe of negative revisions of previous estimates, due primarily to 174 Bcfe of negative revisions related to assumed ethane rejection in the Hugoton and Green River basins, 146 Bcfe of negative revisions due to the SEC five-year development limitation on PUDs and 43 Bcfe of negative revisions due to asset performance, partially offset by 45 Bcfe of positive revisions primarily due to higher natural gas prices as compared to the prior year. Negative revisions on estimated proved reserves due to ethane rejection did not have a significant impact on the standardized measure of discounted future net cash flows.

Proved Reserves Table (Bcfe)

Proved reserves at December 31, 2013	6,403
Revisions of previous estimates due to ethane rejection	(174)
Revisions of previous estimates due to PUD SEC 5-year rule	(146)
Performance revisions	(43)
Revisions of previous estimates due to price	45
Purchases of minerals in place	2,495
Sales of minerals in place	(1,084)
Extensions, discoveries and other additions	250
Production	(442)
Proved reserves at December 31, 2014	7,304
Cash Distributions
During the fourth quarter 2014, LINN paid three monthly cash distributions of $0.2416 per unit ($2.90 per unit on an annualized basis) on October 16, November 13 and December 16, 2014.
In addition, LinnCo paid three monthly cash dividends of $0.2416 per common share ($2.90 per common share on an annualized basis) on October 17, November 14 and December 17, 2014.
On January 2, 2015, the Company announced a reduction in the LINN distribution and the LinnCo dividend to $1.25 per unit or common share, from the previous level of $2.90 per unit or common share, on an annualized basis. At this new rate, the first LINN distribution was paid on January 15, 2015, and the first LinnCo dividend was paid on January 16, 2015.
LinnCo Tax Update
LinnCo’s cash tax liability is estimated to be zero in 2015, assuming current estimates for taxable income and capital spending, based on the expected shield provided by LINN.
Annual Report on Form 10‑K
LINN and LinnCo plan to file Annual Reports on Form 10-K for the year ended December 31, 2014, with the SEC on February 19 and February 20, 2015, respectively.
Conference Call and Webcast
As previously announced, management will host a conference call on Thursday, February 19, 2015, at 10 a.m. Central (11 a.m. Eastern) to discuss the Company’s fourth quarter 2014 results and outlook for 2015. Prepared remarks by Mark E. Ellis, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer session.
Investors and analysts are invited to participate in the call by dialing (855) 319-4076, or (631) 887-3945 for international calls, using Conference ID: 62339030. Interested parties may also listen over the internet at www.linnenergy.com.
A replay of the call will be available on the Company’s website or by phone until 4:00 p.m. Central (5 p.m. Eastern), March 5, 2015. The number for the replay is (855) 859-2056, or (404) 537-3406 for international calls, using Conference ID: 62339030.

ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 7.3 Tcfe of proved reserves in producing U.S. basins as of December 31, 2014. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions, divestitures and trades, potential strategic alliances, timing and payment of distributions, and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC and LinnCo, LLC

Investors and Media:

Clay Jeansonne, Vice President – Investor and Public Relations 281-840-4193

Sarah Nordin, Public Relations and Media 713-904-6605

Schedule 1

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in thousands)

Net cash provided by operating activities	$276,080	$225,701	$1,711,890	$1,166,212
Distributions to unitholders	(240,813)	(170,555)	(962,048)	(682,241)
Excess of net cash provided by operating activities after distributions to unitholders	35,267	55,146	749,842	483,971
Discretionary adjustments considered by the Board of Directors:
Discretionary reductions for a portion of oil and natural gas development costs (1)	(217,442)	(138,638)	(823,562)	(476,507)
Cash settlements on canceled derivatives (2)	(12,281)	—	(12,281)	—
Cash recoveries of bankruptcy claim (3)	(3,726)	(6,149)	(6,639)	(11,222)
Cash received (paid) for acquisitions or divestitures – revenues less operating expenses (4)	12,335	14,167	91,890	7,144
Provision for legal matters (5)	—	—	1,598	1,000
Changes in operating assets and liabilities and other, net (6)	92,477	107,001	23,228	(9,030)
Excess (shortfall) of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors (7)	$(93,370)	$31,527	$24,076	$(4,644)

(1)
Represent discretionary reductions for a portion of oil and natural gas development costs, an estimated component of total development costs, which are amounts established by the Board of Directors at the end of each year for the following year, allocated across four quarters, that are intended to fully offset declines in production and proved developed producing reserves during the year as compared to the prior year. The portion of oil and natural gas development costs includes estimated drilling and development costs associated with projects to convert a portion of non-producing reserves to producing status. However, the amounts do not include the historical cost of acquired properties as those amounts have already been spent in prior periods, were financed primarily with external sources of funding and do not affect the Company’s ability to pay distributions in the current period. The Company’s existing reserves, inventory of drilling locations and production levels will decline over time as a result of development and production activities. Consequently, if the Company were to limit its total capital expenditures to this portion of oil and natural gas development costs and not acquire new reserves, total reserves would decrease over time, resulting in an inability to maintain production at current levels, which could adversely affect the Company’s ability to pay a distribution at the current level or at all. However, the Company’s current total reserves do not include reserve additions that may result from converting existing probable and possible resources to additional proved reserves, potential additional discoveries or technological advancements on the Company’s existing acreage position.

For 2015, the Board of Directors established the discretionary reductions with the objective of replacing proved developed producing reserves, current production and cash flow, taking into consideration the Company’s overall commodity mix.  Management evaluates all of these objectives as part of the decision-making process to determine the discretionary reductions for a portion of oil and natural gas development costs for the year, although every objective may not be met in each year.  Furthermore, there may be certain years in which commodity prices and other economic conditions do not merit capital spending at a level sufficient to accomplish any of these objectives.

(2)	Represent derivatives canceled prior to the contract settlement date.

(3)	Represent the recoveries of a bankruptcy claim against Lehman Brothers which was not a transaction occurring in the ordinary course of the Company’s business.

(4)
Represents adjustments to the purchase price of acquisitions and divestitures, based on the Company’s contractual right to revenues less operating expenses for periods from the effective date of a transaction to the closing date of a transaction. In 2013, the Company also began deducting discretionary reductions for a portion of oil and natural gas development costs. When the Company is the buyer, it is legally entitled to revenues less operating expenses generated during this period, and the Company’s Board of Directors has historically made a discretionary adjustment to include this cash in the amount available for distribution. Conversely, when the Company is the seller, the Company’s Board of Directors has historically made a discretionary adjustment to reduce this cash from the amount available for distribution during the period.

Schedule 1 - Continued

(5)	Represents reserves and settlements related to legal matters.

(6)
Represents primarily working capital adjustments. These adjustments may or may not impact cash provided by (used in) operating activities during the respective period, but are included as discretionary adjustments considered by the Company’s Board of Directors as the Board historically has not varied the distribution it declares period to period based on uneven cash flows. The Company’s Board of Directors, when determining the appropriate level of cash distributions, excluded the impact of the timing of cash receipts and payments; as such, this adjustment is necessary to show the historical amounts considered by the Company’s Board of Directors in assessing the appropriate distribution amount for each period.

(7)
Represents the excess (shortfall) of net operating cash flow after distributions to unitholders and discretionary adjustments. Any excess was retained by the Company for future operations, future capital expenditures, future debt service or other future obligations. Any shortfall was funded with cash on hand and/or borrowings under the LINN Credit Facility.

Any cash generated by Berry is currently being used by Berry to fund its activities and is not currently being distributed to LINN Energy. To the extent that Berry generates cash in excess of its needs, the indentures governing Berry’s senior notes limit the amount it may distribute to LINN Energy to the amount available under a “restricted payments basket,” and Berry may not distribute any such amounts unless it is permitted by the indentures to incur additional debt pursuant to the consolidated coverage ratio test set forth in the Berry indentures.  Berry’s restricted payments basket was approximately $275 million at December 31, 2014, and may be increased in accordance with the terms of the Berry indentures by, among other things, 50% of Berry’s future net income, reductions in its indebtedness and restricted investments, and future capital contributions.